Exhibit 99.1
Company: PFSweb, Inc. (Nasdaq: PFSW)
Subject: Q4 2010 Earnings Call
Date: March 23, 2011
MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Melisa and I will be your conference operator today. At this time, I would like to welcome everyone to the PFSweb Fourth Quarter and Year End 2010 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions] Thank you.
I would now like to turn the conference over to Garth Russell of KCSA Strategic Communications. Please go ahead.
Garth Russell, KCSA Strategic Communications
Thank you, Melisa. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements.
All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions, typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performances, and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and other operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC, to which your attention is directed.
Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we may also present certain non-GAAP financial measures such as EBITDA, Adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales and certain ratios that use these measures. In our press release with the financial tables issued today, which is located on our website at www.pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investors, and should not be considered in addition to, and not instead of GAAP measures.
At this time, it’s now my pleasure to turn the floor over to Mark Layton, Chairman and Chief Executive Officer of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman and Chief Executive Officer
Thank you, Garth. Good morning, everyone. Welcome to our 2010 fourth quarter and year-end conference call. As we have in the past, with me today is Tom Madden, our Chief Financial Officer and Mike Willoughby, our President.

This morning, we’ll give you an overview of our financial results and add some color related to the quarter ending December 31, 2010, and also for the year ended on that same day. After our prepared remarks, Tom and I will be available for questions.
2010 was an incredibly inspiring year for our company, and was marked by many achievements. And I’d like to start this morning by just giving you a few highlights that you’ll hear themes of throughout the prepared comments this morning.
First, as you look at the results that we’ve released this morning, you’ll see that our Service Fee revenue for the year grew over 21%, and in the fourth quarter of 2010 grew 35%. The increases in revenue were attributable not only to the growth of our existing clients, but also to new clients, and the fact that it’s coming from both parts of the growth engine, it’s very important for us in terms that we — as we look for the future for sustained growth.
The second key highlight we see for the year and the quarter was the fact that we launched 10 new Service Fee clients during 2010. In total, as I’ve mentioned, about 10 new clients, both in the U.S. and Europe. Some of the key names included companies like Carter’s, Volcom, Havaianas, several new Liz Claiborne brand names; including Juicy Couture, Kensie, and Monet and several clients under our master agreement with an as yet undisclosed beauty and fragrance company as well as many others. Many of these contracts include our complete End2End services offering that has been a cornerstone to our growth over the past few years.
Third key highlight, Adjusted EBITDA, when you look at our results grew by 55%. The factors, primarily growth that I just described, helped drive those results for our 2010 financial year. Adjusted EBITDA for the year ended at about $5.5 million.
Fourth, as we’ve talked in the past, a key financial aspect to our model has to do with economies of scale and what you’re seeing is the scale benefits beginning to materialize as our Service Fee revenue grows. Strong growth this past year combined with a keen eye towards efficient and cost-effective technology development and operational management we believe allows for a financial model of continued improvement and Adjusted EBITDA performance as we look to the future. While we do expect to make some significant investments in staff, facilities and technology in the first half of 2011 to address even greater growth that we see, we believe this will prepare us well to capitalize on the continuing wave of new business opportunities that are out there. As such, we are currently targeting Service Fee revenue to increase approximately 20% in 2011 and Adjusted EBITDA to increase to between $6 million and $7 million for 2011.
Fifth, you’ll see as you received our comments this morning that our new business pipeline has now grown to more than $50 million in size. This is indicative of the continued momentum that we’re seeing as it relates to manufacturers expanding their direct-to-consumer initiatives. Our new business pipeline, which as I mentioned now sits at more than $50 million, is the largest it’s been in our history. We believe this speaks for itself in terms of both the rapidly growing number of End2End opportunities we are pursuing, and in the growing reputation that PFSweb has earned for successfully implementing high-quality and customizable solutions for our clients.
And sixth, I think the other key highlight from 2010 and recently is that we’ve completed a divestiture of selected assets of our eCOST.com business as of February 2011. We believe this action will allow us to take what we’ve learned at the frontline of the web commerce retail world and focus that knowledge more resourcefully on our rapidly growing services business.
So with those six highlights as a backdrop, I hope you can see why I’m very encouraged and excited about the building momentum we have going into 2011. And I’m even more excited about the strong pipeline of potential new clients, and the fact that they are coming from several key and expanding markets that frankly are very new to the Internet commerce wave. These include the fashion and cosmetics industry, as well as the consumer packaged goods market.

And with that as a high level backdrop for today’s call, I want to turn it over to Mike Willoughby, our President for a few minutes, and let him add a little bit more detail and flavor. Mike?
Michael Willoughby, Senior Partner — President
Thanks, Mark and good morning, everyone. As Mark said, it’s natural that we’re very excited about the opportunities we see. And this morning, I’d like to begin by giving some information about what is driving that excitement and driving the growth in our business.
Just over three years ago, we announced the availability of our End2End eCommerce solution, which features the world class Demandware eCommerce platform. We followed that announcement by the launch of the Canada and the U.S. Roots site on Demandware in the summer of 2008. We offer this End2End solution directly as a comprehensive best-of-breed program that provides our clients with a single accountable partner for their entire eCommerce program. We brought all of the world-class components of an enterprise caliber eCommerce program from both our proven component and also from our best-of-breed technology partners together in a single package.
We believe this innovative approach delivers the best of both worlds to our clients, a single accountable partner without compromising quality or capability in any area of the eCommerce program. Our End2End solution allows our clients to focus on core competencies and drive better customer experience and leverage agility in marketing and merchandising efforts, and it frees them up to be successful.
I’m pleased to say that we now have more than 15 End2End programs operating since that first End2End solution was launched in 2008. Several of our clients have made a point of publicly stating their satisfaction with our End2End solution indicating that the program has exceeded their expectations, including Roots, our first client to utilize the new End2End solution, and also Carter’s Inc., which launched End2End solutions for its Carter’s and its OshKosh brands just last year.
We’ve also helped companies re-platform their brand from internal or competing eCommerce solutions in order to take advantage of our solution’s market-leading technologies. Brands that have made such a re-platforming move or in the process of making such a move include, Lucky Brand Jeans, Juicy Couture, kate spade and several of those clients under the master agreement with a beauty and fragrance company. I think our track record along with our reputation as a leading solution provider in our industry is helping us gain entry to potential new clients to helping us compete effectively for their business.
Our collection of great brand names and the vast range of services is a clear testament to the value of our service offering. And the flexibility of our eCommerce solution has played a major role in this success, and allowed us to sign numerous agreements with clients who are looking for a solution that fit their specific brand strategies. I think it’s this flexibility that separates us from our competitors, and has made us a preferred partner to work with.
As Mark mentioned, we are excited and we are encouraged by the increase in Service Fee revenue this quarter of more than 35% year-over-year, and our new business pipeline is stronger than ever, now exceeding $50 million in size. The estimated value of this new business pipeline is based on potential client projections, and we believe it’s building in momentum. In addition, we continue to effectively respond to growing trends in various markets, and we are working aggressively to expand relationships that we have with current clients.
Now with regard to the vertical markets that we are currently addressing, we continue to see very strong interest among the consumer packaged goods companies. They are seeking to launch branded direct-to-consumer eCommerce sites.

Last year following the announcement of our enterprise agreement with P&G, we experienced a significant growth in our new business pipeline from CPG companies, and although the sales cycle of these large companies is typically lengthy, we are seeing several of these opportunities progress nicely. Last quarter, we began implementing an End2End solution for a well-known company in the pre-packaged food and beverage category and we expect to launch and announce this exciting new site this summer.
We’ve also experienced continued growth in the fashion, apparel, and accessories market and the health and beauty market. In fact, over the past few years we’ve been launching custom End2End eCommerce programs for a number of well-known luxury or fashion apparel brands under what we previously announced as a master agreement with a luxury goods company. And due to the ongoing transition of these brands from another service provider to our End2End solution, we’re not in a position to disclose the name of the brands or the name of the luxury goods company itself. However, now that a majority of these brands are utilizing our services, we’ve been permitted to disclose this information.
So, first, the master agreement is with Liz Claiborne, under which multiple brands now have customized End2End programs. And individual brands include Lucky Brand Jeans, kate spade new york, Juicy Couture, Kensie, and Monet. One additional brand size is in development and will launch before summer, and under the master agreement, there is potential for Liz Claiborne to add other brands in the future. This Liz Claiborne master agreement leverages our warehouse, order fulfillment and logistic services to support each of these brands uniquely. And watching these programs demonstrates our ability to rapidly launch successive brands on a common platform and infrastructure, while at the same time we still deliver a completely customized experience at every single customer touch point.
Another master agreement which we initially mentioned last quarter is an expanded agreement with the fragrance and beauty company. And under this agreement, we’ve now launched four customized End2End eCommerce programs for individual health and beauty brands over the last couple of quarters, and we expect to launch at least two more brand sites under this agreement this year. We hope and expect to announce the identity of the client and the name of the individual brands. The continual roll out of the separate customized programs under this new master agreement, in addition to our Liz Claiborne master agreement, and our Procter & Gamble agreement, I believe validates our approach to target luxury, prestige and CPG brand holding companies or brand portfolio companies, where a single contract relationship may lead to multiple valuable brand engagements.
We believe our End2End solution is uniquely positioned in the industry to meet the needs of those brand holding companies, where we can provide a single solid infrastructure and provide tremendous leverage to our clients, and give them economies of scale. In this position, we’re still providing a custom branded experience for each brand meeting their unique expectations, and I think this is critical to the luxury and prestige brand that we’re targeting today.
Also, the overall market opportunity for eCommerce in Europe continues to expand, as additional brands are becoming more aware of the benefits of going direct to consumer. We’re extremely excited about the amount of opportunity proposed by this trend, and we believe that we’re well prepared to capitalize on this growing market in Europe and potentially expand our services to a much wider customer base.
I think it goes without saying that to ensure we’re able to handle these growth opportunities appropriately, careful expansion planning will be necessary and during 2011, we plan to make some significant incremental investments in our businesses, staffing and facility, technology and other infrastructure capabilities. And to provide some color on those plans and discuss a little bit further, I’m going to turn the call back over to Mark to get into some detail there.

Mark C. Layton, Chairman and Chief Executive Officer
Great. Thanks, Mike. So as Mike just mentioned and as I alluded to earlier in the call, we do plan to make some anticipated expansion in our business activities over the next — particularly over the first half of the year to support the new growth that we see, not only from new clients, but our existing clients as well.
Just let me give you a few highlights on those. The expansion includes, first, the addition of some new team members in our U.S, Europe and Philippines operations. These permanent positions are being added now and will be in addition to several hundred temporary positions that will be added to support our Q4 peak.
Secondly, we are in the process of adding a new food grade distribution facility in the Memphis area to support specific facility requirements that we need to meet to support growth from the new clients that Mike just mentioned in our consumer packaged goods industry area.
Third, we are looking at the addition or expansion of our Dallas area call center facility, which we believe will add several hundred additional call center stations and provide us better flexibility to expand and contract call center seats as client demands and seasons vary.
Fourth, as Mike mentioned, we are receiving an accelerated opportunity in our European market and as a result we have a planned expansion of our distribution operations in Belgium to support the numerous opportunities that we are now seeing emerging throughout the European region.
These are just some highlights, but we believe this expansion shows just how excited we are about the growth we are seeing and how dedicated we are towards securing the necessary resources and planning ahead in order to ensure that we are successful in our ability to operate for our clients.
Before I turn the call over to Tom to talk about the financials a little bit, let me just spend a short time on closing the book on our eCOST.com subsidiary. As I mentioned in the past, overall eCOST was a great, but no doubt expensive learning experience. We believe the time and effort we put into the eCOST.com business allowed us to markedly improve and expand the interactive marketing services that we now provide many of our service clients in PFS.
Further, many of our experiences with eCOST.com have become fully encompassed in this PFSweb End2End eCommerce solution package that Mike described. As a result of these advancements, we’ve significantly expanded our client base over the past few years and we are now better suited to support companies in multiple growing industries.
In late February 2011, we finalized an asset sale agreement with PC Mall to divest a specific inventory and other selected assets, primarily intangibles, of eCOST.com business for a consideration of about $2.2 million. While our team had worked feverishly over the past few years to transform the eCOST.com business model into one that could generate consistently positive financial returns, ultimately we continue to face challenge that linked in the timeline to achieve that goal beyond our appetite.
In the end, we decided divesting the business was the best option for PFSweb as a whole. By taking this option, we believe we now have a greater ability to focus all of our attention on maintaining the growth of our services business, which is accelerating significantly as Mike talked about and where we believe our expertise in eCommerce services and existing infrastructure can maximize revenue and profit opportunities for us.
As Tom will comment further in just a couple of minutes here, we do still have valuable continuing client relationships, including Procter & Gamble and some remaining infrastructure to support those relationships that resided in the eCOST.com subsidiary. We also hold for future benefit significant tax loss carry forwards in the sub.

As part of the sale agreement, we agreed to change the name of the remaining business subsidiary. As such, we have chosen to rename the former eCOST.com subsidiary, PFSweb Retail Connect, Inc. And given its highly similar buy/sell product design, in the future you’ll see the PFSweb Retail Connect, Inc. results reported segment wise along with our Supplies Distributors, Inc. subsidiary in a new segment that we will call PFSweb Business and Retail Connect.
So with that information, let me hand the call over to Tom and he will take you through the financials. Tom?
Thomas J. Madden, Senior Partner — Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. Well, as Mark and Mike have both alluded to, I’m also pleased with the progress that PFS made this quarter and for the year in our business and financial results.
Before we get into the financial results, I would like to briefly discuss a couple of items that will help everyone interpret these results better. As we have discussed in February 2011, we made the strategic decision to sell select assets of our eCOST.com business to PC Mall for a total purchase price of approximately $2.3 million. The assets sold include inventory on hand, as well as certain intangible assets including the eCOST.com trade name and website. This sale also resulted in a non-cash goodwill impairment charge of $2.8 million, which is reflected in the December 2010 results.
As a result of this sale, we have modified our financial reporting results to reflect the majority of the eCOST.com business activity, including this goodwill impairment charge as a single line item in our statement of operations, labeled as income or loss from discontinued operations for each of the periods presented.
In completing this discontinued operations analysis in accordance with GAAP, we are required to exclude from our discontinued operation results certain ongoing revenue and costs that were previously allocated to the eCOST.com business and financial results. These primarily included such items as revenue, gross margin and costs applicable to the P&G store, which we continue to operate, and certain facility and overhead related costs in California, Manila and Memphis that were historically allocated to eCOST results that’ll continue to be maintained going forward to support our future Service Fee and Retail Connect business activities.
We have reclassified these ongoing revenue and costs as part of our PFSweb or Retail Connect results in our consolidating financial presentation in this morning’s press release, both in the December quarter, as well as for all periods presented.
To provide you with additional insight into this modified financial results presentation, we have provided a revised consolidating presentation for each of the quarterly periods of calendar year 2010, and certain periods in 2009.
One thing to note is that in addition to the discontinued operations presentation in both calendar year 2010 and 2009 because eCOST business was not sold until February 2011, we’ll continue to reflect discontinued operation result in 2011 as well, especially in this first quarter.
Based on this new financial presentation, total consolidated revenue for PFSweb in the quarter ended December 31, 2010, was $76.3 million, compared to $72.8 million reported in the fourth quarter of 2009. This included an increase of more than 35% in Service Fee revenues to $21.7 million, compared with $16 million for the 2009 fourth quarter.
This increase is attributable to increased service fees generated from certain existing client relationships as well as new clients, and this Service Fee growth is even more impressive considering that a prior contract with a technology manufacturing client that was not renewed effective August of this year, represented nearly 13% of our prior year Service Fee.
For our Business and Retail Connect business segment, which as Mark mentioned, includes our Supplies Distributors operations and results from our P&G operations, revenue was $46 million in 2010 as compared to $47.3 million for the 2009 fourth quarter, a slight decrease on a year-over-year basis, but in line with prior quarter trends.
Gross profit for the fourth quarter 2010 increased to $8.9 million or 13.1% of net revenue excluding pass-through revenue as compared to $7.8 million or 12.3% of net revenue excluding pass-through revenue in the fourth quarter of 2009. This increase is primarily due to an increased percentage of our revenue being generated from the higher margin Service Fee activity as compared to prior year.
Our gross margin for the services business remained relatively stable, near 28%, which is within our targeted 25% to 30% range. Our newly combined business in Retail Connect segment experienced a decrease in margin in the December 2010 quarter as compared to the prior year, primarily due to the Supplies Distributors subsidiary. We believe based on existing conditions that our future growth margin for the Supplies Distributors business to business activity will trend closer to this lower actual performance from the December quarter, but we are targeting to add new direct-to-consumer clients into our inventory ownership model under Retail Connect, which are expected to operate at higher gross margins in the future.
Our SG&A for the quarter was down approximately $0.8 million to $8.0 million as compared to $8.8 million for the same period a year ago. And with the combination of all these results, in the fourth quarter our consolidated Adjusted EBITDA was $2.6 million versus $0.6 million in the prior year period or a $2 million growth in Adjusted EBITDA in the fourth quarter. This significant improvement on a year-over-year basis is primarily a reflection of the strong top line growth in our services business combined with an ongoing focus on costs.
For the fourth quarter, net loss was $2.7 million or $0.22 per basic and diluted share, compared to a net loss of approximately $0.9 million or $0.10 per basic and diluted share for the same period last year. However as we discussed, our net loss for the fourth quarter of 2010 included a $3.2 million loss from discontinued operations related to eCOST.com, including a $2.8 million goodwill impairment charge.
Now turning to the results for the full year, our consolidated revenue for calendar year 2010 was $274.5 million compared to $267.9 million in 2009. This included a Service Fee revenue increase of 21% to $70.6 million compared with $58.6 million for 2009. Here again, the Service Fee growth is somewhat masked by the fact that the prior year fee amount included fees from our prior contract under a US government contract that was not renewed effective in April of 2009, and a full year — our technology manufacture client arrangement. As a result, actual growth in continuing existing clients and new clients was much higher than this 21% overall result.
For our business in Retail Connect business segment, revenue was a $174.6 million in 2010 as compared to $183 million in 2009, primarily due to softness in our Supplies Distributors business-to-business subsidiary. While we currently expect that revenue from the Supplies Distributors business will stay relatively flat or decrease slightly in 2011, this continues to be an important part of our overall business operations and we are hopeful that new client activity in our Retail Connect direct-to-consumer business will also contribute stronger results to the combined business and retail segment — Retail Connect segment in the future.
From a balance sheet standpoint, we continued to maintain solid working capital turnover results in our various business segments. In addition, we continued to maintain a solid overall financial position with total cash and restricted cash as of December 31, 2010 of approximately $20.3 million, which is relatively consistent with the September 2010 quarter.

From a financing standpoint, we do have several of our debt facilities maturing at the end of this month. We have been working through the renewal process with these vendors, and currently expect that renewals will be completed soon.
Now, I’d like to turn the call back over to Mark for some closing comments.
Mark C. Layton, Chairman and Chief Executive Officer
Thanks, Tom. So to recap, we currently believe PFSweb continues to have a lot of exciting things in the pipeline that have us well-positioned for growth throughout the rest of 2011 and beyond. In order to foster this growth and grow from our existing client programs, we are actively investing in our business and will be expanding our operations in both the U.S. and in Europe. As I mentioned in the opening, based on current client projections, deals we are implementing and new business prospects. We are currently targeting Service Fee revenue growth of approximately 20% in 2011. Combining this revenue growth with the targeted investments that we are planning to support for our long-term initiatives, we are currently targeting a reported Adjusted EBITDA of between $6 million and $7 million for 2011.
I look forward to updating you as we continue to ramp up client agreements and launch our services solutions. This concludes our prepared comments for today and operator, we’ll now be available for questions.

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Your first question comes from Mark Argento of Craig-Hallum Capital.
<Q — Mark Argento>: Yeah. Good morning, guys and congrats on a nice Q4.
<A — Mark C. Layton>: Thanks, Mark.
<A — Thomas J. Madden>: Thanks, Mark.
<Q — Mark Argento>: When you look at the — just to delve into the services business a little bit more, very solid growth year-over-year, up over, it is what, 35%. I know you quantified, Tom, that you had some customer attrition, roughly a 13% customer left. Could you just give me the math? Do you have the math, the simple math on like a same store number excluding any customers that essentially weren’t there by yearend, so what’s kind of the organic growth rate?
<A — Thomas J. Madden>: So for the quarter ended December, we had about $16 million of fees in 2009 and included in that was approximately $2 million of fees applicable to the terminated client relationship.
<Q — Mark Argento>: Okay.
<A — Thomas J. Madden>: The remaining number will be about $14 million and that would compare to our 21 — over $21 million number for 2010, so 50% growth.
<Q — Mark Argento>: Got you. Okay. And if you look at the growth, some was of course you had new customers come in — new customers that you added during the period, and I think you said it was 10 new customers that you had come online, how much was kind of the pace of business, you guys are starting to grow that pace of business with customers that have been in the system for over a year versus kind of new customers that you added, I’m just trying to get a little bit better feel of what’s really driving the growth?
<A — Thomas J. Madden>: Okay. So again in the quarter, in the December quarter, we — out of our $21.6 million, $21.7 million of revenue, we would have had about $5.5 million to $6 million of new client activity there, and about $16 million of existing client activity. So that number that we talked about earlier was $14 million being the base from last year, excluding the terminated relationship. That $14 million grew to about $16 million, and then on top of that, we had about $5.5 million of new client activity.
<Q — Mark Argento>: That’s helpful. And then, Mark, when you guys are talking to the pipeline number, the $50 million number, just refresh my memory, that’s up from kind of what were you seeing last year roughly?
<A — Mark C. Layton>: Last quarter we were up $35 million is what we reported last quarter. I don’t have what we were in January last year offhand.
<Q — Mark Argento>: I think it was kind of trending at that $50 million level or excuse me at $35 million?
<A — Mike Willoughby>: Yeah, $35 million to $40 million is where we’ve been at historically, so this...
<Q — Mark Argento>: So, that’s popped up pretty markedly here over the last quarter in particular. So any — I mean is it just that you guys are getting more traction and getting more looks with the RFPs or what’s kind of the dynamic driving the pipeline there?

<A — Mark C. Layton>: Well, you got two components, there’s more names in the pipeline than what we’ve had in the past. I think we’ve taken a relatively conservative look as well at the names that are in there and we have some nice deal size in there. Some of these newer industries, particularly if you look at the size of the companies in the CPG industry, for example, some of these deal sizes are very attractive in terms of scope.
<Q — Mark Argento>: Right. When you guys are out — when you think about business from a customer perspective or size of business, do you kind of have a minimum like you need to see kind of gross merchandise volume of $20 million, $50 million? When you kind of sit back and look at where your sweet spot is, how big does that — how big does the business need to be, chunks of business for it to be profitable or make sense for you guys to be involved?
<A — Michael Willoughby>: Hey Mark, this is Mike Willoughby. So we do have qualification standards and to an extent they vary somewhat across the type of deal that we’re looking at. So our traditional End2End direct-to-consumer deal with a brand, our qualification floor is in the $1.5 million to $2 million fee revenue size when they’re fully up and running and we expect from that point to see a good organic growth rate coming off of those. So that would equate to somewhere between $10 million to $25 million in online revenue for the brand as kind of the starting point that gives you maybe an idea of the size deal that’s in the sweet spot there.
The CPG deals tend to be quite a bit larger, and as Mark said, the scope of service is broader, the sales cycle is also more lengthy and sometimes the buy/sell model or this Retail Connect or Business Connect function is involved and that would show up partially as product revenue or partially as fee revenue, but the size of that deal tends to be larger.
And then the final factor I would mention is that every year we’re looking for one to two or maybe three at most opportunities where we see a brand that’s emerging, that maybe a startup or it may be a brand that’s only a year or two old that’s gotten traction in retail and doesn’t have direct consumer initiative or it’s very small, and in those scenarios, even though the online sales maybe $5 million or less, we would sort of place a bet on that brand and deploy our End2End infrastructure in a sort of out-of-the-box fashion with the reference app largely intact and really look to try to hitch our wagon to one of these brands rapidly growing. And we’ll look for maybe, like you said, one to three of those every year and we’ve got a couple of those and I would put Carter’s and OshKosh in that category. We’re coming out no direct-to-consumer initiative launched last March and as they publicly stated their results are way beyond their expectations as one of those situations where we did place a bet turned out to be a very good bet.
<A — Mark C. Layton>: Lot of these companies — lot of these companies Mark have collected great customer assets over the years in terms of customer relationship information but have never directly sold to them in the past. So particularly when you look at a company like Carter’s, they have done an outstanding job not only in their social apps that they had but in collecting customer information even though they were previously not selling direct. That was a very valuable asset that allowed that business to take off very quickly going forward. So when we’re looking for these 1 to 3 that Mike is talking about, when we find large companies that already have a great CRM database out there to work with, those are the ones that are really attractive and many of the CPG clients have that as well. So even though they are not selling direct, you got a good trampoline to start with.
<Q — Mark Argento>: Sure. That’s very helpful. And then lastly and I’ll hop back into queue, but you talked about or alluded to potentially a new pre-packaged food and beverage company, which is a new area I know for you guys. Do you see that as a bigger opportunity and anything you could kind of flush out there would be helpful?
<A — Michael Willoughby>: So Mark, we really view that as a sub-category in the CPG area. The characteristics of those kind of companies largely mirror what we see in the non-food side of CPG,

some of the same requirements and expectations. So it certainly does drive some variation in our solution. Mark already mentioned the addition of a food grade facility that’s built with the requirements already in mind for having food products in place, but other than that — other than a few minor variations in the solution, the requirements are largely similar to other CPG opportunities. So we see it as a good opportunity, the price point and the margins have to be right, we have to be selective, but it certainly is part of our excitement around the CPG category.
<Q — Mark Argento>: Is it like shelf stable product, or is it a refrigerated product, a little of each, or...?
<A — Michael Willoughby>: Currently, everything we are looking at in the pipeline is all shelf stable product. It does not require refrigeration other than standard climate control.
<Q — Mark Argento>: Got you.
<A — Mark C. Layton>: It is a climate control facility. It has different standards related to it than some of our — what our clothing facility would have for example to it so and there are some additional technology and operational requirements with it, let’s say primarily in lot control that we obviously don’t see in fashion or in technology. Technology, you might see serial control that’s different, but we already had systems in place to be able to do with the lot control features. So that was just pretty natural for us, is this particular part of the industry begins to now embrace. I mean this is a late adoptor to eCommerce activity in terms of industry segments that are out there. But as we’ve talked in the past, it’s a gigantic industry that probably will never see the type of adoption percentages, penetration percentages that you see in technology or travel or music, where those industries are maybe more than 50% of the penetration rate today, but the industry size is so large, it is practical to think in the next decade that these industry segments could approach 15% or 20% penetration rate, which would make them larger industries overall than any other ones I previously mentioned.
<Q — Mark Argento>: Great. Congrats on a good quarter guys. Thank you.
<A — Mark C. Layton>: Thanks, Mark.
<A — Michael Willoughby>: Thanks.
Operator: Your next question comes from Marco Rodriguez of Stonegate Securities.
<Q — Marco Rodriguez>: Good morning guys. Thanks for taking my question.
<A — Mark C. Layton>: Hi, Marco.
<Q — Marco Rodriguez>: I was wondering, if you can first talk about the investments you’re going to be making in the first half, you did a nice job of providing the highlights as far as where the money is going to be spent. Just wondering if you could perhaps quantify those dollar amounts?
<A — Mark C. Layton>: A lot of this is going to be attracting cost of goods. So you won’t see it from an SG&A standpoint to speak up, Marco, but let me — let Tom give you more highlight there.
<A — Thomas J. Madden>: Okay. It would be a combination of cost factors, facility cost, people cost that are going to be involved with this and especially in the first part of the year, as we start ramping up some of the new clients and put in place some of the infrastructures for the long-term initiatives, both for this year as well as for years going forward. The total amount of those investments is probably in the $2 million to $3 million range in total across all of the different geographies. In addition, we do have certain costs that were previously incurred by our eCOST business operations that are getting reallocated to our PFSweb operation on a going forward basis for certain things like allocations of no operations or Memphis facility and that type of stuff. So you will see on a year-over-year basis a slight — an increase in some of our cost comparisons to reflect these changes in the business.
<Q — Marco Rodriguez>: Okay. So it kind of sounds like it’s going to mostly in the cost of sales line item, are you going to see...?
<A — Thomas J. Madden>: Actually, it will be a combination both in cost of goods sold. Some of the stuff — some of that will end up in start-up activity, where some of the initial contract period may be a little bit lower gross margin than what we would expect on a long-term basis after we get contract up and running properly, but it’d also be reflected in the SG&A area as well.
<Q — Marco Rodriguez>: Okay. So, from a cost — from a gross margin perspective, for the first couple quarters of 2011, it kind of sounds like we should be expecting a slight down hit, is that fair?
<A — Thomas J. Madden>: Yes.
<Q — Marco Rodriguez>: Okay. And then on the SG&A side, obviously you did a great job of helping us see the quarterly trend since 2010 by putting out the eCOST. We should obviously as well expect a slight uptick as well from these investments that you’re making?
<A — Thomas J. Madden>: That’s correct.
<Q — Marco Rodriguez>: Okay. And then with the eCOST now divested, can you help us think a little about your working capital accounts. Is there going to be any sort of an impact?
<A — Thomas J. Madden>: The eCOST didn’t have a significant amount of impact on the balance sheet. By the end of the year, we had couple of million dollars of inventory and some receivables, payables. It actually — it did operate with a positive working capital component to it, because of the fact that we — our historical inventory turns and receivable turns were generally less than our total payable time period.
So we did have some positive cash flow from the business just because of the way the working capital dynamics that work. However, it’s not a significant real meaningful piece of our total cash position. I think we had couple of million dollars of cash or so on the books of eCOST at the end of the year. So cash may go down a little bit as we go forward, but that’s also offset partially by the cash infusion that we got from the sale of the intangibles.
<Q — Marco Rodriguez>: Okay. And then in regard to your pipeline of new business, I was wondering if you might be able to provide maybe a little bit more color in regard to your expectations as far as signing some of these clients, any kind of timing that you might be able to provide would be helpful?
<A — Mike Willoughby>: So, generally speaking, our time to on-board new clients is four to six months for an End2End program. It tends to be on the long end of that range, to six months when we have a creative agency involved helping the client to redesign the website. So a couple of months of that timeframe we’re kind of working with an agency to design and plan the re-platform. If the clients already had that work done or largely they’re just moving a site over with the look and feel intact, then it could be on the short end of that range, the four-month kind of timeframe. So, we are talking about in a given quarter that we have a new agreement with the client that we’ve done in the previous quarter, you should typically expect that the next quarter or the quarter after that we would say that we’ve launched the site based on that typical range.
<Q — Marco Rodriguez>: Okay. And in terms of the amount of clients that are in your $50 million plus pipeline currently, can you provide a quantification there?

<A — Mike Willoughby>: Well I suppose what I could do is to discuss how the categories or the vertical markets they tend to fall in. Our number one vertical market has been over the past three or four years the fashion apparel and accessories. And the majority of the clients in our pipeline are still in that category, so that’s definitely our most active and most lucrative vertical market. Right now, I would categorize that the second category is probably a pretty virtual tie between the CPG companies both the non-food and the food packaged goods categories and the health and beauty vertical market. So, between those three, you probably have 90% or so of the prospects in our pipeline and the remainder would be B2B opportunities or product categories outside of those three verticals like toys or consumer electronics.
<Q — Marco Rodriguez>: Helpful. And then, lastly if you can kind of talk a little bit more about your sales and marketing. Are you seeing more people come to you asking for that End2End solution kind of the soup-to-nuts, if you will, or are people just kind of coming or not sure exactly what to do with our eCommerce solution, help us out?
<A — Michael Willoughby>: What we are seeing typically now is that companies want to understand all of the alternatives that they have. And so we are seeing less of preconceived notion or assumptions coming in that they would like to have the contract relationship one way or the other. And so, we are in a position now because of the flexibility of our solution to talk to them about the single provider or the one throat-to-choke benefit that comes from that End2End solution. But we’re also able to say if you want to contract directly with Demandware, for instance, or you want to use your in-house fulfillment capabilities, how easy it is for us to offer our solution in à la carte fashion and create the same kind of End2End synergies by integrating with another third-party or an internal capability. So just being able to speak to that flexibility without sort of railroading the prospect down a certain avenue, I think, gives us a lot of power in our sales cycle.
<Q — Marco Rodriguez>: Thanks a lot guys.
<A — Mark C. Layton>: Hey Marco, one thing I want to clarify real quick and I’ll let Tom just give you a little bit more detail on that, back to your first question in the terms of the magnitude of the investments we are marking. We have got roughly $18 million. Well, go ahead, Tom.
<A — Thomas J. Madden>: Yeah. We’ve got about — as Mark indicated, our targeted growth is about 20% on our Service Fee business. So if you took that 20% on our $70 million Service Fee revenue base this year, that’s about a $14 million increase in Service Fee revenues would be what we would be targeting. Of that $14 million, we would be expecting to earn a gross margin of 25% to 30%. So we’re going to have the incremental cost of goods sold for that new business activity. What my point was earlier was on top of that normal cost of goods sold component, we expect to have an additional several million dollars of cost that we’re making from an investment standpoint in the business just for not only our initiative this year as well as our long-term growth.
<A — Mark C. Layton>: Right. So you take the $10 million or so cost of goods in that number plus a couple of million more, the magnitude answer I think you were after in terms of the investments that we’re making in people and infrastructure and so on and so forth is well in excess of $10 million for the year.
<Q — Marco Rodriguez>: Okay. So the revenue increase is going to offset the increase in cost?
<A — Mark C. Layton>: That’s correct.
<Q — Marco Rodriguez>: Got it. Great. Thanks a lot guys.
Operator: Your next question comes from Alex Silverman of Special Situations Fund.
<Q — Alex Silverman>: Hey, guys. How are you?

<A — Mark C. Layton>: Hey, Alex.
<A — Michael Willoughby>: Hey, Alex.
<Q — Alex Silverman>: Lots of my questions have been answered. I have a few technicals. For 2011, what do you project your CapEx needs are?
<A — Thomas J. Madden>: We do expect our capital expenditure needs to be higher than where they have been over the last couple of years. We’ve generally been operating at about a $4 million level in the last, I think, both 2009 and 2010. We expect that number to go up this year to probably between $7 million to $9 million. Some of that is expected to be financed with leases and that type of stuff. So, our cash CapEx number in total was expected to be probably closer to the $4 million to $5 million that we’ve had previously.
<Q — Alex Silverman>: And is that equipment or is that bricks and mortar or a combination?
<A — Thomas J. Madden>: It’s a combination as well as some of that relates to start-up activity for the new client implementations.
<Q — Alex Silverman>: Okay, how much in leases and unused properties left from eCOST? I mean, I understand that you’re going to be moving Philippine operations over to the core business and such. But do you have property in California that was old eCOST property that is no longer being used?
<A — Mark C. Layton>: Well, we’ve got a small 5,000 square foot office facility out there that we’re in the process of considering refocusing for a call center there. I’m trying to get this Dallas area one sorted out first. So, we do need to try to make some additions to our redundancy capabilities. The weather patterns this year kind of made us understand there is probably some improvements we can make in that a little bit. So we may use that office for those purposes, which is the reason they didn’t go into discontinued operations. So, we haven’t made a final decision about that. That’s really the only physical plant that’s left from that piece.
<Q — Alex Silverman>: Okay. So, there is nothing that needs to be subleased out?
<A — Thomas J. Madden>: No. The other space that eCOST was using in Memphis, it was a relatively small footprint and that will be reallocated to other new clients. And then in Philippines, we talked about earlier while there was an allocation in the past of that total facility both between PFS and eCOST that full facility that will be allocated to PFS, utilized by PFS for some of its new activity.
<A — Mark C. Layton>: Yeah. Unrelated over the last year, we’ve really transformed that middle operation. It was primarily eCOST 18 months ago. It became primarily PFS by, I don’t know, the third quarter or so last year as we ramped up our technology development there.
<Q — Alex Silverman>: Okay. On a continuing operations basis, can you give us a sense for 2011, what do you expect depreciation, amortization and stock comp to be?
<A — Thomas J. Madden>: Yep. Give me one second here. So, our D&A estimate will be somewhere in line with this year’s number. I’ve got may be a little bit of an increase somewhere between $6.5 million to $7 million. Our stock comp expense is also expected to increase somewhat. It was about $800,000 in 2010. Expect it to increase to about a $1.2 million or so in 2011.
<Q — Alex Silverman>: Okay. Looking at your pipeline, how much of your pipeline are folks that have something up and running with one of your competitors are looking to move over to you, and how much of it is sort of greenfield?

<A — Michael Willoughby>: Well, I would say that the majority of the prospects in our pipeline currently have an online initiative. It’s difficult to say what percentage is with a competitor or with a third-party versus in-house. I’d have to go back and look at that. My gut feel on that is that over 50% of what we see in the pipeline is with another third-party today. So, they would be re-platforming from either a group of separate providers like a 3PL [third party logistics] plus a call center provider with software platform thrown in. So, it’s not End2End or with one of our competitors that offers a total solution.
<Q — Alex Silverman>: Okay. And my last question, on the last call, I think you confirmed with Argento that your pipeline was syndicated at $35 million; it’s grown by 15 on a net basis. Obviously, some you want, some you didn’t, plus you’ve added stuff on top. Can you give us a sense of how much you’ve taken out of the pipeline over — either in the fourth quarter or even better in the first quarter and the fourth quarter without naming names?
<A — Mike Willoughby>: Yeah. This is going to be sort of a rough number. We probably — if you look at the net to get to the 50, we probably took I’d say 15 to 20 out. There was one fairly large deal in there that was a fulfillment-only kind of a 3PL deal that was pretty big deal in that pipeline. So, it made a dent as that went out. We did not win that piece of business. It went to a sort of commodity 3PL provider. So, ended up being I think a lower margin than we have an appetite for but it was pretty big number in the pipeline. So, say, 15 to 20 that went out.
<Q — Alex Silverman>: So, 30 gross added?
<A — Mike Willoughby>: About right.
<Q — Alex Silverman>: Okay. And of the 15 to 20 that went out, would you say two-thirds were lost and one-third won, if you include that big deal that you passed on?
<A — Mike Willoughby>: If you include that big deal we passed on that’s probably close to right number, somewhere between two-thirds and three-quarters or something like that.
<Q — Alex Silverman>: Okay, very helpful. Thank you for this help. I appreciate it.
<A — Mark C. Layton>: Thanks, Alex.
Operator: Your next question comes from George Walsh of Gilford Securities.
<Q — George Walsh>: Morning gentlemen. Congratulations on the quarter.
<A — Mark C. Layton>: Thank you, George.
<A — Thomas J. Madden>: Thank you, George.
<Q — George Walsh>: Just a couple of balance sheet items, a little bit would be the lines of credit. It was touched on earlier, but I just want to go in to that a bit more. With the divestiture of eCOST, is there an ability to consolidate those lines or is that something you’re looking to do or are you more or less happy with the structure you have?
<A — Thomas J. Madden>: We’re looking at consolidating in the future. There still is a need in our ongoing Retail Connect business that have an asset-based lending facility to support some of the working capital need of that business. So we do expect that facility — for that subsidiary actually renews in May, so it’s a little bit later in the process. We do expect to try to renew that component probably at a smaller dollar amount because it’s not necessary to have such a big amount right now.

But the other facilities we expect to maintain is relatively similar renewal amount with. And at this point in time, we feel like we’ve got the right facilities and the right subsidiaries. We will continue to take a look at whether or not presenting a consolidated especially U.S. facility makes sense for us going forward.
<Q — George Walsh>: Okay. Also I noticed that the Mississippi Finance Corp bonds of $1.6 million that matures in April of 2011. Is that something that you just pay off or is that something that can be renewed or what do you think is going?
<A — Thomas J. Madden>: That facility we’ve had annual payments on that of about $800,000 per year, in fact, early January of each year. So that $1.6 million at the end of December has already been reduced on to $800,000 and that is supported by a letter of credit that has already been renewed and expanded or extended until 2012.
<Q — George Walsh>: Okay. So you don’t have to pay off that balance?
<A — Thomas J. Madden>: Not the remaining amount. Again, we did pay off $800,000 of it in January as we have historically.
<Q — George Walsh>: Okay. And with Q4 for the Services business, did seasonality play a big effect in helping or was it just the new customers ramping up and just hitting that quarter?
<A — Mark C. Layton>: Yeah, I will take that — sorry. The nature of our new — a lot of our new clients is a heavier fourth quarter component than we have had in the past. So there is clearly a seasonal component in that and that’s going to continue.
<Q — George Walsh>: Okay. And is that the fashion apparel because I was thinking that maybe some of that would — maybe have some of the opposite effect than would the CPG in particular?
<A — Mark C. Layton>: No, it’s pretty much all of them have a fourth quarter peak. We’ve got some clients that have a little bit of midsummer peak as well, but nothing related in contrast to the fourth quarter. So you will continue to see a fourth quarter bubble.
<Q — George Walsh>: Okay. So the seasonality would be pretty much, I guess, the quarter — the fourth quarter will be the best. Now this first quarter will probably be the weakest and then it kind of ramps up through the year?
<A — Thomas J. Madden>: That’s correct.
<Q — George Walsh>: Okay, very good. And what else was there? In the Services, what is the breakdown in terms of the percentage relative to revenues of the business-to-consumer and business-to-business?
<A — Thomas J. Madden>: For 2010 in rough numbers, business-to-business represented about 30% of our activity and business-to-consumer was the remainder. Those are rough numbers, so about a one-third and two-thirds in 2010.
<A — Mark C. Layton>: I don’t think that’s what he is asking. Are you asking about our, basically that new segment that I talked about, George?
<Q — George Walsh>: No, no, that was it, just in the services division, how that broke down. The other is also, could you clarify once again just to be clear the — what was the name of that — the new...
<A — Thomas J. Madden>: Retail Connect.

<A — Mark C. Layton>: Yeah.
<Q — George Walsh>: Yeah, Retail Connect, that is going to be Supplies Distributors plus clients like P&G?
<A — Mark C. Layton>: That’s correct. Yeah, so basically we’re using a buy/sell model or a product ownership model, we’ll combine that together in that piece of the segment going forward to the extent that right now the retail component of it or the consumer piece of it is relatively small in contrast to the size of the business-to-business piece. As that retail component grows, we may break it out again and just report business-to-business and retail separately. Right now, it didn’t make any sense to do that. So, you’ll see basically two key segments going forward; the PFSweb Services segment, which we’ll target 25 to 30 points gross margin on and then the what we call Business and Retail Connect segment, which is the buy/sell or product ownership model. So you’ll see product revenue in that segment and you’ll see margins in the low single digits for now. So...
<Q — George Walsh>: Okay. But it’s the same business right?
<A — Mark C. Layton>: Yeah, it is. Yeah, we’re just repackaging the thing and then what’s left of the eCOST subsidiary that we renamed PFS Retail Connect is not that large at this point. So, it just makes sense given the similarity of the buy/sell model to segment report those together.
<Q — George Walsh>: Okay. Very good.
<A — Michael Willoughby>: And George just to add a little bit to that, remember that with these relationships such as the P&G relationship, certain activities that we do for them are billable under our normal fee basis, such as delivering platform and marketing services. So if you’re trying to sort of size the P&G deal, you have to put the two things together and that we believe will be consistent with the CPG engagements where certain activities including possibly some of the product sales would be on a consignment basis and would be under the traditional Service Fee revenue column and certain activities in that buy/sell. So don’t try to back into the P&G deal just by looking at that one aspect.
<A — Mark C. Layton>: Yeah, I mean...
<Q — George Walsh>: Okay, that’s good. So there are service elements and the inventory buy/sell elements, Mark?
<A — Mark C. Layton>: Yeah, if you want us to confuse you more, the other thing that I’ll add is things as well as that a lot of these CPG clients like the concept of launching using the buy/sell model, but over time may transition into the services model in change. So the product revenue would go away. We’re pretty agnostic in terms of how that happens. We should be able to earn a similar gross margin, or similar operating income regardless of which model that they use out of that. So, I think you will see lifecycles of clients change and move between those things as they go forward, sometimes clients that are all services come with a project that the easiest way for us to implement it’s in a buy/sell model. So, it’s just the flexibility of what we’re doing and it will be reported in both places. So, product revenue can be a bit misleading in terms of looking at that component of it. I’d focus on Service Fee revenue growth and then on operating income or EBITDA, Adjusted EBITDA performance. So...
<Q — George Walsh>: Okay. And last quarter I think you mentioned a little bit the — there might be some acquisitions you could be looking at in terms of adding to your capabilities on the services side, is there anything on that front to report are you thinking there?
<A — Mark C. Layton>: Nothing in the hopper at this point. I think I’ve talked a little bit about the interactive marketing services area, or a piece of business that we began to call digital connect now, but it’s our digital agency piece. I think there if we found the right opportunity in there, that’s an area where we looked to try to expand some of the services that we offer, but at this point the model that we’re using where we’re aligning ourselves with best-of-breed providers in that area, and entering into kind of wholesale relationships with them, where we are in a mark up on their fees is working well for us.
<Q — George Walsh>: Okay. Is there anything with mobile capabilities that you guys have to add to what you’re doing or is this anything — an initiative that you guys could be working on there?
<A — Michael Willoughby>: If you notice, George, from the press release we just put out yesterday, we launched the kate spade site simultaneously with traditional browser-based website plus a mobile site. The mobile capabilities we deployed are out of the box with Demandware, so it makes very easy for us to simultaneously launch the site both ways. The other thing we are seeing just to hitchhike on that a little bit is an increased interest in multichannel operations where you’ve got a synchronization across your brick and mortar channel plus your eCommerce channel, so some of the features around pick up at store, return to store, even ship from store, those sort of things, we’re starting to see more and more and we are deploying capabilities to really answer those needs for our clients as well.
<Q — George Walsh>: Okay, very good. All right. Thanks a lot.
<A — Michael Willoughby>: Thanks, George.
Operator: At this time, there are no further questions. I’ll turn it back to management for closing remarks.
Mark C. Layton, Chairman and Chief Executive Officer
Okay. We appreciate everybody’s time this morning and we’ll talk to you next quarter. Thank you.
Operator: Thank you for participating in today’s conference call. You may now disconnect.